Exhibit 99.1

NOVAGOLD Reports Third Quarter 2021 Financial Results

Donlin Gold LLC Board Approves Additional 2021 Funding for

New Feasibility Study Prework

Expanded 2021 Donlin Gold Drill Program Yields Significant High-Grade Intercepts, Some of Which Point to Potential Feeder Zones

Donlin Gold Camp Remained Free of COVID-19

Key Permits Advanced and Financial Position Further Strengthened

Expanded 2021 Donlin Gold drill program, consisting of 79 holes totaling approximately 24,200 meters, is nearing completion. The owners reported initial assay results from 29 holes (18 complete, 11 partial) encompassing approximately 7,500 meters of length drilled. The program has been enormously rewarding, yielding significant new high-grade intercepts in ACMA and an area between the ACMA and Lewis deposits (“Divide”) that point toward the potential feeder zones of this large system. Additional assay results will be released to the market as they become available.

Donlin Gold LLC Board approved an additional $3 Million in 2021 to advance studies and increase staffing in preparation for the new feasibility study.

With all key Federal and most key State permits in hand, Donlin Gold continued to advance additional State permits, including receipt of final 12 water rights permits. The Alaska Department of Natural Resources (ADNR) Commissioner’s Office completed its review of a reconsideration request and upheld the natural gas pipeline State right-of-way agreement and lease authorization (“State ROW”).

NOVAGOLD received $75 million from Newmont Corporation (“Newmont”), further strengthening its already robust treasury. NOVAGOLD’s third quarter cash and term deposits totaled $173.3 million. An additional payment of $25 million from Newmont comes due in 2023.

September 29, 2021 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2021 third quarter financial results and an update on its Tier One1 Donlin Gold project (“Donlin Gold” or the “project”), which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the quarter ended August 31, 2021 are presented in the consolidated financial statements and quarterly report filed September 29, 2021 on Form 10-Q with the SEC that is available on the Company’s website at www.novagold.com, on EDGAR at www.sec.gov, and on SEDAR at www.sedar.com. All amounts are in U.S. dollars unless otherwise stated and all mineral resource and mineral reserve estimates are shown on a 100% project basis.

Third Quarter Highlights and Updates

The 2021 Donlin Gold drill program site activities are wrapping up for the year.

Assays from 29 holes (18 complete and 11 partial), encompassing approximately 7,500 meters of drilling, were disclosed in a joint Barrick-NOVAGOLD media release dated September 2, 2021.

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected operating costs over the production life that are in the lower half of the industry cost curve.

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The drilling was completed in late September, consisting of 79 holes totaling approximately 24,200 meters.

The program revealed significant high-grade drill-hole intercepts, particularly in ACMA and in the Divide zone, pointing toward potential feeder zones of this large system.

Examples of high-grade drill-hole intercepts include drill-hole DC-1970 intersected 92.02 m grading 7.8 g/t gold; drill-hole DC21-1963A intersected 40.97 m grading 10.5 g/t gold; and drill-hole DC-1969 intersected 47.78 m grading 9.0 g/t gold. For a more extensive description of recent drill results, please refer to a joint Barrick-NOVAGOLD media release dated September 2, 2021.

In order to minimize the risks posed by COVID-19, NOVAGOLD is continuing to maintain a wide-ranging set of health and safety policies at its offices, and, in conjunction with Barrick, at Donlin Gold. These measures are designed to ensure the safety and well-being of all employees, contractors and all individuals associated with the Company.

In August 2021, Donlin Gold enhanced its Community and Workforce Protection Plan to ensure the safety and well-being of its workforce, employees’ families, and local communities for the remainder of the 2021 field season. Employees and contractors are subject to mandatory COVID-19 testing prior to traveling to camp as well as upon arrival.

Donlin Gold employed a local workforce from 20 Yukon-Kuskokwim (Y-K) communities for the 2021 season – approximately 70% of Donlin Gold direct hires for this year’s drill program were Alaska Natives. Donlin Gold, together with its Native Corporation partners Calista Corporation (“Calista”) and The Kuskokwim Corporation (TKC), carried out a wide range of community engagement and support initiatives during the quarter:

In August 2021, Donlin Gold partnered with the Delta Backhaul Company, Association of Village Council Presidents (AVCP), and other regional partners on the fourth “In It For The Long Haul” backhaul project to collect, remove, and safely dispose of approximately 180,000 pounds of household hazardous and electronic waste from 26 Y-K villages.

Finalized a Shared Value Statement with Upper Kalskag for a total of eight Shared Value Statements in the Y-K region.

Advancing State permitting, methodically:

All 12 water rights permits were finalized and issued by ADNR’s Division of Mining Land and Water on June 29, 2021. In July, the water rights permit issuance was administratively appealed by an Environmental Non-Governmental Organization (ENGO) representing five tribal groups in the Y-K region. A decision on the appeal is anticipated in 2022.

In April 2020, the ADNR’s Division of Oil and Gas agreed to reconsider its decision on the State ROW for the buried natural gas pipeline. On July 19, 2021, the ADNR Commissioner completed the reconsideration and upheld the State ROW. In September, two appeals of the State ROW were filed in Alaska Superior Court, one by an ENGO representing several tribal groups and one by an outdoor recreational business owner in the pipeline area.

In June 2021, the Clean Water Act (CWA) Section 401 certification (the “401 Certification”) of the CWA Section 404 permit was appealed in Alaska Superior Court by an ENGO representing Orutsararmiut Native Council (ONC).

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President’s Message

Fulfilling Commitments and Embarking on a New Era at Donlin Gold

As we reach the fall and onset of winter in Alaska, we can look back on many achievements in the last quarter and the year to date: nearing the successful completion of the expanded 2021 drill program; the excitement and indications of the potential feeder zones for the ACMA and Lewis deposits; the fulfillment of commitments made and enrichment of relationships with our partnerships at Barrick, Calista, and TKC; and, the approval by the Donlin Gold LLC Board of additional funding in 2021 in preparation for a new feasibility study for the Donlin Gold project.

Barrick and NOVAGOLD executives had very productive meetings jointly reviewing the 2021 drill results to date and ongoing technical work during their Anchorage and Donlin Gold project site visit in early September 2021. The Donlin Gold LLC Board subsequently approved an additional $3 million for 2021 to advance studies and increase staffing needed to lay the foundation for a new feasibility study.

Activities for the 2021 drill program at the Donlin Gold project are now wrapping up. There were four drill rigs operating at the project site in the ACMA and Lewis deposits for the approximately 24,200-meter, 79-hole program. The owners reported initial assay results from 29 holes (18 complete, 11 partial) for approximately 7,500 meters of length drilled to-date. Some notable high-grade gold intercepts were encountered. These were similar to the high-grade gold intercepts that we saw in previous drill programs. Our geologic knowledge of the deposits also improved. The program yielded significant results that point toward the potential feeder zones of this large system. With drilling for the 2021 program completed in late September, additional assay results will be released as they become available.

Donlin Gold is being prepared to be a model mine for the industry. Recent results are only reinforcing the conviction that it will be a generational mine with an exceptionally long mine life already currently measured in decades. With approximately 39 million ounces of gold in measured and indicated mineral resources grading 2.24 grams per tonne2, Donlin Gold’s scale and grade, at twice the industry average3, in a safe, Tier One jurisdiction4 such as Alaska, is simply unparalleled and brings with it the coveted stability of a mineral land package that few development-stage projects can boast.

It has been essential for the partners to focus on the drill program, permitting, and modeling work to advance the project up the value chain. While all of this effort forms a solid foundation for a new feasibility study, we have never ignored one of the project’s most important attributes: Donlin Gold’s truly exceptional exploration potential. It is notable that the project’s gold endowment is contained within only three kilometers of an eight-kilometer mineralized belt, and that even this only represents five percent of the total mineral land package. And, as we often say, the next Donlin could be found at Donlin as we continue to produce some of the best assay results for an open-pit gold project in the industry.

Increased Health and Safety Protocols at Camp Pay Dividends for All

Health and safety are top priorities. With that in mind, NOVAGOLD has implemented a broad range of policies designed to ensure the safety and well-being of all employees, contractors, and members of the community where the Company is operating. Throughout the pandemic, Donlin Gold has worked with all of its community partners in Alaska and in the Y-K region to make sure that the program is effective. In fact, in the third quarter, Donlin Gold further enhanced health and safety protocols in light of the rise of COVID-19 cases in the Y-K region. We are pleased to report that we have not had any COVID-19 cases to date at the project site; however, restrictions are in place for the Donlin Gold Anchorage office following two positive cases. All Donlin Gold employees who may have been exposed were tested, are quarantining, and are currently working remotely in accordance with the Donlin Gold COVID-19 Mitigation Plan protocols.

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2 Donlin Gold data as per the 2021 Technical Report (as defined herein). Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

3 2020 average grade of open pit and underground deposits with gold as primary commodity and over 1 Moz in measured and indicated resources is 1.12 g/t, sourced from S&P Global Market Intelligence.

4 NOVAGOLD considers Tier One jurisdictions to be any in the top 10 rank by the Investment Attractiveness Index in the Fraser Institute Annual Survey of Mining Companies, 2020. Alaska is ranked number 5.

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Partnerships Strengthened by Challenging Times

As a neighbor to villages in the Y-K region and as a team made up of people from the area, Donlin Gold strives to aid communities with support and resources, particularly when health and safety are of concern. Donlin Gold continues to make progress in formalizing its community relationships and finding common ground with Shared Value Statements with eight villages from the Y-K region (Akiak, Sleetmute, Napaimute, Crooked Creek, Napaskiak, Nikolai, Tuluksak, and Upper Kalskag) that confirm current engagement with key local communities. These agreements include educational, environmental, and social initiatives to help provide support for these villages. The Y-K is an area of Alaska the size of Idaho with 52 sparsely populated villages, each village with its own character, its own independent needs, and inter-dependence. These have been emphasized in the past two years as the pandemic, travel restrictions, and poor fishing seasons have led to increased need for assistance.

The Donlin Gold project’s success at the local level can in part be attributed to local community involvement in the project. This commitment is at the core of both Barrick’s and NOVAGOLD’s philosophy on how the project should develop in partnership with our Alaska Native Corporation partners’ goals. Approximately 70% of Donlin Gold direct hires for this year’s drill program are Alaska Natives and we are pleased to report that for the 2021 season, Donlin Gold hired employees from 20 Y-K communities. In an area marked by high unemployment and fewer job choices than in urban environments, the work experience and skills training that Donlin Gold provides is significant and appreciated by the workforce.

Donlin Gold is committed to supporting the needs of its community partners. As an example, in August, Donlin Gold held the fourth “In It For The Long Haul” backhaul project that removed and consolidated approximately 180,000 pounds of hazardous and electronic waste from 26 villages throughout the Y-K region, that was then packed into containers and shipped to Anchorage and Seattle for recycling and proper disposal. As well, volunteers received instruction about proper waste handling and packaging techniques. Measured by scale and reach, it was the most successful backhaul yet.

Also, Donlin Gold sponsored the annual 2021 Clean-up Green-up program throughout the summer with a record 50-plus Tribes and municipalities participating. These partnerships, activities, and programs demonstrate our longstanding and deep-rooted commitment to sustainable and responsible development for the benefit of all stakeholders in the Y-K region.

Methodically Advancing Permits in a Sustainable Manner

One word that keeps coming up in conversation with our existing and potential investors is how “methodical” we have been in taking Donlin Gold up the value chain. This description of our reliability comes as no surprise to our long-term investors. For the past decade, the NOVAGOLD management team, with its rare pedigree in large-scale engineering, construction, Alaska permitting, and open-pit operational expertise, has alongside Barrick and with the Donlin Gold teams quietly, diligently, and successfully permitted what will one day be one of the largest gold producing mines in the world. Working with two U.S. federal administrations, the Donlin Gold project team gained the first-ever joint Federal Record of Decision between the Bureau of Land Management and the Army Corps of Engineers for a mining project, and received its key State permits and authorizations in 2018. These achievements reflect a healthy partnership among NOVAGOLD, Barrick, and our Native Corporation partners at Calista and TKC.

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During the third quarter, Donlin Gold, together with Calista and TKC, continued to provide support to State agencies in their efforts to advance remaining permits and approvals needed for the project. Several key permit advancements were made for the project in the quarter.

~~•~~	The Alaska Department of Environmental Conservation (ADEC) Commissioner issued his decision to uphold the State’s 401 Certification on May 27, 2021. The decision was appealed by an ENGO representing ONC on June 28, 2021, in Alaska’s Superior Court as part of an ongoing appeal process initiated by an ENGO. The appeal focused on three narrow issues related to compliance with the State’s water quality standards near the mine site.

•	Final water rights permits were issued on June 29, 2021, by the Alaska Department of Natural Resources’ (ADNR) Division of Mining Land and Water. The 12 water rights permits are for local surface water sources and groundwater to be used for process water, dust control, fire protection, and potable water. In July, they were administratively appealed to the ADNR Commissioner by an ENGO representing ONC and five villages. We anticipate a decision on the appeal by the Commissioner in 2022.

•	On July 19, 2021, the ADNR Commissioner completed the reconsideration and upheld the State ROW agreement and lease authorization for the buried natural gas pipeline. On August 9, 2021, an ENGO, representing ONC, and an outdoor recreational business owner each requested that the Commissioner conduct a further reconsideration. The Commissioner rejected both further reconsideration requests on August 19, 2021. On September 20, ONC and the outdoor recreational business owner both filed appeals of the State ROW in Alaska Superior Court.

The scientific work done on the Donlin Gold project to date, in parallel with the continuing collection of data and analysis, will be verified through extensive, open, and transparent monitoring as required by State permits. We will not operate without demonstrated compliance with the State and Federal permitting standards. Unfortunately, litigation led by activist ENGOs opposing resource development of any kind has become a regular course of business in the U.S. and it is something that has been built into our planning since the start of permitting in 2012. We are not surprised by these legal appeals and, by building a comprehensive, science-based record, the Company believes it is in a strong position to support the State in its defense of legal action against the permits.

Partnerships and Government Affairs

Dating back decades, prior to the start of permitting, Donlin Gold has been fortunate to have established strong partnerships with Calista and TKC, owners of the mineral and surface rights, respectively. The project’s location on private land specially selected for its mineral development potential under the 1971 Alaska Native Claims Settlement Act, is a key attribute that distinguishes it from most other mining assets in Alaska. This year is the 50th anniversary of this landmark Act supporting indigenous populations in Alaska. As landowners, Calista and TKC are committed to developing a mining operation consistent with the Elders’ vision of responsible development that creates jobs and economic benefits while safeguarding the environment and culture. Donlin Gold’s commitment to meaningful tribal consultation throughout project development and permitting has been proven over decades of reliable and dependable engagement with the communities.

As the Donlin Gold project has moved up the value chain and become a late-stage development project, the partnership of Barrick, Calista, and TKC has closely collaborated in all government affairs activities. Donlin Gold worked alongside Calista and TKC during the Federal permitting process, culminating in the granting of the Record of Decision in 2018. The partners continue to work to ensure the project receives the attention it deserves both in Alaska and in the seat of the Federal government in Washington, D.C. The project team has decades of experience that includes bipartisan engagement with Congress and different Administrations and is well-positioned to engage on project-specific and national mining issues at all levels of government. In the third quarter, Calista has led efforts in outreach to senior Biden Administration officials regarding the Donlin Gold project and its unique situation of being located on, and containing minerals owned by, Alaska Natives and the mandate to provide economic and social benefits to Calista and TKC Shareholders, many of whom live in the Y-K region. This communication has consistently focused on priorities identified by the Administration for resource development projects in the U.S., including Native consultation, empowerment, and self-determination. Alaska’s U.S. Senators have recently reaffirmed their long-standing support of the Donlin Gold project in discussions with Donlin Gold, Barrick, and NOVAGOLD leadership. We also continue to work with our Native Corporation partners in all aspects of outreach and feedback in the communities of the Y-K region.

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Strengthened Treasury

As of the end of the third quarter, NOVAGOLD had more than $170 million in cash and term deposits. This figure includes the July payment of $75 million from Newmont related to the sale of NOVAGOLD’s 50% interest in the Galore Creek project in 2018.

NOVAGOLD’s strong financial position is no accident. It emanates from a well-executed strategy aimed at enhancing the value of Donlin Gold for our shareholders with minimal dilution. Indeed, whereas the Company last issued equity almost a decade ago, in early 2012, we expect our existing financial resources and future incoming payments to be sufficient for NOVAGOLD to carry out its business without resorting to raising more capital until a construction decision is made.

After a superb quarter of accomplishments that advanced the Donlin Gold project markedly, I wish to thank the project teams at NOVAGOLD, Donlin Gold, and Barrick for their hard work, professionalism, expertise, and perseverance in safely and effectively meeting our goals on all fronts as we work to overcome the numerous challenges that continue to be presented by the global pandemic in our work and personal lives. The team has a sincere appreciation of the State agencies for their hard work and professionalism throughout the permitting activities for the Donlin Gold project and we thank them for their dedication to balancing the needs of all stakeholders in the project.

We would not be here at this pivotal turning point of development of Donlin Gold without the support of our Native Corporation partners, Calista and TKC, on whose land we were first invited to explore and now persevere to develop responsibly for the mutual benefit of all. I express my deep gratitude to them for their longstanding support and unwavering commitment to our shared vision of advancing the Donlin Gold project.

Once again, I express sincere thanks to my colleagues on the NOVAGOLD Board for their steadfast support and commitment to upholding the best of corporate governance and sustainability practices. I truly enjoy serving with all of you.

On behalf of the NOVAGOLD team, we thank our shareholders for their engagement, sharing of knowledge, support, and encouragement. Many of you are long-term shareholders. We are humbled by the trust you put in our team with your investment, and we take this responsibility very seriously. NOVAGOLD remains focused on maximizing returns for its shareholders and stakeholders alike in a measured, safe, and socially responsible manner. I wish you all the best of health.

Sincerely,

Gregory A. Lang
President & CEO

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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended August 31,		Nine months ended August 31,
	2021	2020	2021	2020
General and administrative expense (1)	4,883	4,745	15,204	13,846
Share of losses – Donlin Gold	6,748	6,150	12,914	11,418
Operating expenses	11,631	10,895	28,118	25,264

Loss from operations	(11,631)	(10,895)	(28,118)	(25,264)
Interest expense on promissory note	(1,506)	(1,428)	(4,420)	(4,588)
Accretion of notes receivable	639	835	2,347	2,483
Other income	818	(982)	34	1,599
Income tax expense	(110)	(266)	(110)	(794)
Net loss	(11,790)	(12,736)	(30,267)	(26,564)

Loss per share, basic and diluted	(0.04)	(0.04)	(0.09)	(0.08)

	At	At
	Aug 31, 2021 $	Nov 30, 2020 $
Cash and term deposits	173,341	121,906
Total assets	204,194	224,441
Total liabilities	117,263	113,714

(1) Includes share-based compensation expense of $2,050 and $1,783 in the third quarter of 2021 and 2020, respectively, and $6,187 and $5,259 in the first nine months of 2021 and 2020, respectively.

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For the third quarter ended August 31, 2021, loss from operations increased from $10.9 million in 2020 to $11.6 million in 2021, primarily due to higher permitting and legal costs at Donlin Gold LLC. For the first nine months of 2021, loss from operations increased from $25.3 million in 2020 to $28.1 million in 2021 due to higher general and administrative expense and higher costs at Donlin Gold LLC. General and administrative expense increased by $1.4 million primarily due to higher share-based compensation, salaries, and benefits. At Donlin Gold, expenses increased by $1.5 million in 2021 due to higher permitting and legal costs.

In the first nine months of 2021, total cash, cash equivalents, and term deposits increased by $51.4 million due to the receipt of $75 million from Newmont, partially offset by $15.0 million used to fund Donlin Gold, $8.4 million used in operating activities for administrative costs and working capital changes, and $0.7 million related to withholding taxes paid on vested performance share units. Effects of exchange rate changes increased cash by $0.6 million.

Under the terms of the sale of the Galore Creek project to Newmont on July 27, 2018, NOVAGOLD received $100 million. An additional $75 million was received on July 27, 2021. A further $25 million is due upon the earlier of: (i) completion of a project feasibility study prepared by or for the Galore Creek project, or (ii) July 27, 2023. An additional $75 million payment is contingent upon Galore Creek project construction approval.

In the first nine months in 2021, net cash used in operating activities increased by $1.0 million compared to the same period in 2020, primarily due to lower interest income. Net cash provided from (used in) investing activities includes the $75.0 million note payment from Newmont and net proceeds of $5.2 million from term deposits in 2021, partially offset by a $1.4 million increase in Donlin Gold funding. Net cash used in financing activities related to withholding taxes paid on vested performance share units.

As of August 31, 2021, we had cash and cash equivalents of $117.8 million and term deposits of $55.5 million. The term deposits are denominated in U.S. or Canadian dollars and are held at Canadian chartered banks. Additional capital will be necessary if a decision to commence engineering and construction is reached for the Donlin Gold project.

2021 Outlook

We anticipate spending approximately $32 million in 2021, which includes $19 million to fund our share of expenditures at the Donlin Gold project ($12 million for the 2021 drilling program, camp improvements and studies; $7 million for permitting, community engagement and administration); and $13 million for corporate general and administrative costs.

NOVAGOLD’s primary goals in 2021 are to continue to advance the Donlin Gold project toward a construction decision; maintain/increase support for Donlin Gold among the project’s stakeholders; promote a strong safety, sustainability, and environmental culture; maintain a favorable reputation of NOVAGOLD, its governance practices, and its project among shareholders; and manage the Company treasury effectively and efficiently, including streamlining the corporate structure.

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Conference Call & Video Webcast Details

NOVAGOLD’s conference call and video webcast to discuss these results will take place September 30, 2021 at 8:00 a.m. PT (11:00 a.m. ET). The video webcast and conference call-in details are provided below.

Video Webcast:	https://services.choruscall.ca/links/novagold20210930.html
North American callers:	1-800-319-4610
International callers:	1-604-638-5340

Questions may be submitted prior to the call at info@novagold.com. There will also be an opportunity to ask questions during the webcast following the presentation.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated mineral resource categories, inclusive of proven and probable mineral reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the measured and indicated resource categories on a 100% basis),5 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open pit gold deposits in the world.

According to the 2021 Technical Report, once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at Donlin Gold are focused on State permitting, optimization work, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and optimization advancement efforts at the Donlin Gold project.

Donlin Gold is a committed partner to the Alaska Native communities both surrounding the project and within the State as a whole. This commitment underpins our approach and is also reflected in the way in which the asset itself is structured. An important factor that distinguishes Donlin Gold from most other mining assets in Alaska is that the project is located on private land selected due to its mineral development potential that would benefit indigenous shareholders statewide five decades ago. Donlin Gold has entered into life-of-mine agreements with Calista, which owns the subsurface mineral rights and some surface land rights, and TKC, a collection of 10 village corporations, which owns the majority of surface land rights, and is committed to providing employment opportunities, scholarships, and preferential contract considerations to Calista and TKC shareholders. These agreements include a revenue-sharing structure established in the Alaska Native Claims Settlement Act of 1971, which resolved Alaska Native land claims and allotted 44 million acres of land for use by Alaska Native Corporations. Additionally, our long-term commitment to economic development in the Y-K region is exemplified by Donlin Gold’s support of TKC’s initiative to launch energy and infrastructure projects in middle Kuskokwim villages. These partnerships, activities, and programs are illustrative of the commitment to the sustainable and responsible development of the Donlin Gold project for the benefit of all stakeholders.

Scientific and Technical Information

Certain scientific and technical information contained herein with respect to the Donlin Gold project is derived from the “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” prepared by Wood Canada Limited with an effective date of June 1, 2021 (the “2021 Technical Report”). Henry Kim, P.Geo., Senior Resource Geologist, Wood Canada Limited; Mike Woloschuk, P.Eng., VP Global Business Development & Consulting, Wood Group USA, Inc.; and Kirk Hanson, MBA, P.E., Technical Director, Open Pit Mining, Wood Group USA, Inc. are the Qualified Persons responsible for the preparation of the independent technical report, and each is an independent Qualified Person as defined by National Instrument 43-101 (“NI 43-101”).

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5 Donlin Gold data as per the 2021 Technical Report, as defined herein. Donlin Gold measured resources of approximately 8 Mt grading 2.52 g/t and indicated resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of mineral reserves. Mineral resources have been estimated in accordance with NI 43-101.

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Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a Qualified Person under NI 43-101, has approved and verified the scientific and technical information related to the 2021 Donlin Gold project drill program and 2021 Technical Report contained in this media release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Jason Mercier
Manager, Investor Relations

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated results for the 2021 drill program; the anticipated timing of certain judicial and/or administrative decisions; the 2021 Outlook; our goals for the remainder of 2021; anticipated benefits from the 2017, 2020, and 2021 drill programs including an improved geological model for Donlin Gold; ongoing support provided to key stakeholders including Native Corporation partners; the potential impact of the COVID-19 pandemic on the development of Donlin Gold; the potential development and construction of Donlin Gold; the sufficiency of funds to continue to advance development of Donlin Gold; perceived merit of properties; mineral reserve and resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; and legal challenges to Donlin Gold’s existing permits; . In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the management expectations of NOVAGOLD’s estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the outbreak of the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

NOVAGOLD cautions that this media release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this media release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC) Industry Guide 7 (“SEC Industry Guide 7”), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. NOVAGOLD’s disclosure concerning Reserve & Resources Estimates remains consistent with NI 43-101. Under SEC Industry Guide 7, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. SEC Industry Guide 7 normally does not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” under SEC Industry Guide 7 in documents filed with the SEC. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” under SEC Industry Guide 7 as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of SEC Industry Guide 7, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC Industry Guide 7. Donlin Gold does not have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with SEC Industry Guide 7.

On October 31, 2018, the SEC adopted a final rule (“New Final Rule”) that will replace SEC Industry Guide 7 with new disclosure requirements that are more closely aligned with current industry and global regulatory practices and standards, including NI 43-101. Companies must comply with the New Final Rule for the Company’s first fiscal year beginning on or after January 1, 2021, which for NOVAGOLD would be the fiscal year beginning December 1, 2021. The New Final Rule provides that SEC Industry Guide 7 will remain effective until all registrants are required to comply with the New Final Rule, at which time SEC Industry Guide 7 will be rescinded. While early voluntary compliance with the New Final Rule is permitted, NOVAGOLD has not elected to comply with the New Final Rule at this time.

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